Exhibit 23.2

Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-121942 and Forms S-8 Nos. 333-126834, 333-75728, 333-05735, 333-44907 and 333-30396) of our report dated June 8, 2004, except for Note 7 — Deferred Compensation Plan, as to which the date is July 13, 2005, with respect to the consolidated financial statements and schedule of Iteris, Inc. included in the Annual Report (Form 10-K) for the year ended March 31, 2006.

/s/ Ernst & Young LLP
Orange County, California
June 29, 2006